Schedule I

Transactions in the Last Sixty Days

THRC Holdings, LP
Date	Transaction	Shares	Price Per Share
8/10/2026	Purchase	517,669	$4.86
8/11/2026	Purchase	202,331	$5.44

Wilks Brothers, LLC
Date	Transaction	Shares	Price Per Share
06/25/2026	Shares issued per contract	1,071,454	$4.72